Exhibit 99.1

Bellicum Pharmaceuticals Reports Second Quarter 2016 Financial Results and Provides Corporate Update

Two INDs cleared by FDA to begin studies of controlled CAR T and TCR product candidates

Conference call and webcast to be held Monday, August 8, 2016 at 5 p.m. Eastern

HOUSTON, TX-August 8, 2016-Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a clinical stage biopharmaceutical company focused on discovering and developing novel cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the second quarter of 2016 and provided an update on recent developments.

“In the last six months, we have achieved important milestones across our stem cell transplant, TCR and CAR T programs,” said Tom Farrell, President and Chief Executive Officer of Bellicum. “We’ve received orphan drug status from the EU and US for BPX-501 and rimiducid, and have reached initial agreement with EMA around a pathway to filing Marketing Authorization Applications for each based on the ongoing BP-004 clinical trial. In addition, we are pleased to report that the investigational new drug applications for both our BPX-701 TCR and BPX-601 GoCAR-T product candidates have been cleared by the FDA, and we are preparing to start Phase 1 studies.”

Program and Regulatory Updates

BPX-501:

•
Received US and EU orphan drug designations for BPX-501 and rimiducid, and announced strategy to pursue EMA approval under exceptional circumstances based on expanded BP-004 trial. Bellicum has met with regulatory authorities in Europe to discuss the potential approval pathway for BPX-501 and for rimiducid for the treatment of immunodeficiency and GvHD following a haploidentical HSCT in pediatric patients with leukemias, lymphomas and rare inherited blood diseases who do not have a matched donor. Based on these regulatory discussions, Bellicum believes that data from the European arm of its BP-004 trial, with a six-month follow-up time and expanded to enroll additional patients, could form the basis of Marketing Authorization Applications for BPX-501 and rimiducid. In place of a randomized trial, the Company intends to collect data from a concurrent observational study of allogeneic HSCT outcomes in the pediatric setting. Details will be further refined in a formal protocol assistance process.

•
Reported new interim data from BP-004 trial in an oral presentation at the 42nd Annual Meeting of the European Society for Blood and Marrow Transplantation in April. Results demonstrated disease-free outcomes, reduced treatment-related mortality, reduced infection rates, faster immune reconstitution, and significant reductions in time-to-hospital discharge and re-hospitalizations, compared to historical controls. The Company expects to provide updated data by the end of 2016.

•
Initiated BP-008, a Phase 1 study of BPX-501 to treat post-transplant relapse in adults and children with blood cancers. The safety study, which includes matched as well as haploidentical transplant recipients, will also evaluate the potential for a titrated dose of rimiducid to resolve uncontrolled GvHD while preserving a greater proportion of BPX-501 cells.

BPX-601:

•
Following allowance by the FDA of its Investigational New Drug (IND) application, Bellicum is completing preparations for the start of BP-012, a Phase 1 BPX-601 GoCAR-T™ trial in an initial indication of non-resectable pancreatic cancer. GoCAR-T contains Bellicum’s proprietary iMC activation switch and is designed to treat solid tumors expressing prostate stem cell antigen. The clinical trial (NCT02744287), which is expected to enroll up to 30 patients in a 3+3 dose escalation/de-escalation design, will be conducted at Baylor Sammons Cancer Center in Dallas, Texas.

BPX-701:

•
With its BPX-701 IND allowed by the FDA, the Company is preparing for initiation of BP-011, a Phase 1 clinical trial with its high-affinity T cell receptor (TCR) product candidate. BPX-701 incorporates the CaspaCIDe safety switch and is designed to target malignant cells expressing the preferentially-expressed antigen in melanoma, or PRAME. Initial planned indications include Refractory or Relapsed Acute Myeloid Leukemia and Myelodysplastic Syndromes, with an additional study planned for metastatic uveal melanoma. BP-011 (NCT02743611), which is expected to enroll up to 36 AML/MDS patients in a 3+3 dose escalation/de-escalation design, will be conducted at Oregon Health and Science University and Leiden University Medical Center (LUMC).

CD19 CAR T Program:

•
In July 2016, the Company decided to support CD19 programs designed to establish clinical proof of concept for CaspaCIDe in the CD19 setting being advanced by two of our academic collaborators, in place of advancing BPX-401. The Company believes that this strategy allows a cost-effective and differentiated approach to the highly competitive landscape of CD19-targeted therapies in development.

Corporate Updates

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Expanded research collaboration with Leiden University Medical Center for discovery of natural high-affinity TCRs for several cancers. Bellicum will provide financial support to LUMC over a three-year term in exchange for the right to exclusively license any high-affinity TCRs discovered under the new agreement.

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U.S. patent issued that strengthens the IP around Bellicum’s CaspaCIDe cell therapy safety platform. U.S. patent 9,393,292 was issued to Baylor College of Medicine for a method of cell therapy that enables the selective elimination of administered cells that have been modified to express an inducible caspase-9 protein (iCasp9). Bellicum holds exclusive worldwide rights to the invention.

Second Quarter and Six Months Ended June 30, 2016 Financial Results

Bellicum reported a net loss of $16.5 million for the second quarter of 2016 and $31.6 million for the six months ended June 30, 2016, compared to a net loss of $10.5 million and $18.3 million for the comparable periods in 2015. The results included non-cash, stock-based compensation charges of $3.1 million and $6.2 million for the second quarter and six months ended June 30, 2016 and $2.1 million and $3.6 million for the comparable periods in 2015.

As of June 30, 2016, cash and investments totaled $136.6 million. Bellicum continues to expect to end 2016 with approximately $80 to $90 million in cash, cash equivalents and investments, and that current cash resources will be sufficient to meet operating requirements through 2017. This guidance includes planned spending in the second half of 2016 of approximately $15 million for capital projects to enable in-house U.S. manufacturing.

Research and development expenses were $12.2 million and $23.2 million, for the three and six months ended June 30, 2016, respectively, compared to $8.0 million and $13.7 million during the comparable periods in 2015. The higher expenses in the 2016 periods were primarily due to an increase in manufacturing and clinical expenses as a result of increased patient enrollment in our BPX-501 clinical trials, increased expenses for the IND-enabling activities on our product candidates BPX-601, BPX-701 and increased personnel and infrastructure costs.

General and administrative expenses were $4.2 million and $8.5 million for the three and six months ended June 30, 2016, respectively, compared to $2.8 million and $5.0 million during the comparable periods in 2015. The higher expenses in the 2016 periods were primarily due to the growth of the organization, including an increase in costs related to personnel, higher facility costs and increased legal, accounting and travel related expenses.

Conference Call and Webcast:
Bellicum management will host a webcast and conference call at 5:00 p.m. EDT today to discuss the financial results. To access the call, participants should dial (855) 779-9069 (U.S. domestic) and (631) 485-4863 (international) at least 10 minutes prior to the start of the call, using Conference ID number 53430483. The event will be webcast live and can also be accessed in the Events & Presentations section of bellicum.com. An archived version of the webcast will be available for replay in the Investor and Media section of the Bellicum website for at least two weeks following the call.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to rimiducid, CaspaCIDe, GoCAR-T, or iMC; the effectiveness of rimiducid, CaspaCIDe, GoCAR-T, or iMC, their possible range of application and potential curative effects and safety in the treatment of diseases; the timing and success of our clinical trials, including the rate and progress of enrollment in our BP-004 clinical trial or in any observational studies and in clinical trials for BPX-601 and BPX-701; the timing of regulatory filings for BPX-501 and for rimiducid; our research and development activities relating to BPX-501, BPX-601 and BPX-701; and the potential applications and effectiveness of our product candidates BPX-501, BPX-601 and BPX-701, including as compared to other treatment options and competitive therapies. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2015. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)

			June 30, 2016	December 31, 2015
Current Assets:
Cash and cash equivalents			$49,549	$70,241
Investment securities, available-for-sale - short-term			56,025	23,820
Receivables and other current assets			2,605	2,829

Non-Current Assets:
Investment securities, available-for-sale, long-term			30,999	56,304
Property and equipment, net			10,512	6,882
Other assets, net			240	330
Total assets			$149,930	$160,406

Current Liabilities:
Accounts payable and other accrued liabilities			6,347	7,186
Other current liabilities			264	259

Long-Term Liabilities:
Long-term debt			14,951	—
Other liabilities, net of current portion			881	944

Total Stockholders' Equity			127,487	152,017
Total liabilities and stockholders' equity			$149,930	$160,406

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Grant Revenues	$101	$84	$193	$191

Operating Expenses:
Research and development	12,181	8,012	23,169	13,730
General and administrative	4,179	2,777	8,463	4,974
Total operating expenses	16,360	10,789	31,632	18,704
Operating loss	(16,259)	(10,705)	(31,439)	(18,513)

Interest income (expense), net	(250)	171	(145)	221
Net Loss	$(16,509)	$(10,534)	$(31,584)	$(18,292)
Net loss attributable to common shareholders	$(16,509)	$(10,534)	$(31,584)	$(18,292)

Net loss per share attributable to common shareholders, basic and diluted	$(0.61)	$(0.40)	$(1.17)	$(0.70)

Weighted-average common shares outstanding, basic and diluted	26,910,284	26,268,610	26,896,405	26,264,025

Source: Bellicum Pharmaceuticals, Inc.

Investors:
Bellicum Pharmaceuticals
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles, 646-513-3125
bmiles@bmccommunications.com